United states securities and exchange commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
QUIKSILVER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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**** IMPORTANT ****
Dear Quiksilver, Inc. Shareholder:
Enclosed you will find additional proxy materials relating to our Annual Meeting of Shareholders scheduled to be held on March 26, 2010.
Because of a change in New York Stock Exchange rules, unlike at our previous annual meetings, your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We strongly encourage you to submit your enclosed voting instruction form and exercise your right to vote.
There are also a number of other proposals on the agenda this year that your Board believes are important for our shareholders to approve and we are asking you to vote FOR all of management’s proposals and AGAINST a proposal made by a shareholder.
Because your voting instructions have not been received, we are sending you this reminder notice, and we urge you to vote your shares immediately. You have the ability to submit your voting instructions over the Internet or by telephone, and we are asking you to do so now to save Quiksilver, Inc. further expense. Instructions on how to vote over the telephone or Internet are enclosed in this package.
Your shares cannot be represented at the Annual Meeting on many of the proposals unless you either sign and return the enclosed voting form or submit your voting instructions by telephone or over the Internet.
If you sign and return the enclosed form without indicating a different choice, your shares will be voted “FOR” the election of each of the named nominees for director and “FOR” proposals 2 through 6, and “AGAINST” the proposal made by a shareholder, proposal 7.
Please Vote Today
Thank you for your investment in Quiksilver, Inc. and for voting your shares. If you have questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC. at 800-607-0088.
Sincerely,
Robert B. McKnight, Jr.
Chairman of the Board,
Chief Executive Officer and President